FOR IMMEDIATE RELEASE:

           FOR: Tasty Baking Company

           APPROVED BY: John Pettine
                        Executive Vice President and
                        Chief Financial Officer
                        (215) 221-8500

           CONTACT:     Investor Relations:
                        Cheryl Schneider/Hani Henein
                        Press: Greg Tiberend/Ellen Paz
                        Morgen-Walke Associates
                        (212) 850-5600

               TASTY BAKING COMPANY ELECTS RONALD J. KOZICH TO ITS
                               BOARD OF DIRECTORS

         Philadelphia, Pennsylvania, December 22, 2000 - Tasty Baking Company (NYSE: TBC) today announced the election of Ronald J. Kozich to its Board of Directors and his appointment to the Audit Committee, where he will serve as Chairman. Mr. Kozich is replacing James L. Everett, III, who retired from the Board today after more than 30 years of service.

         Ronald J. Kozich, 61, had spent his entire professional career with Ernst & Young LLP, serving in various management positions, most recently holding the position of Managing Partner of the firm's Philadelphia regional office, until his retirement last year. Throughout his tenure at Ernst & Young, he worked with both small public companies as well as multinational Fortune 500 companies and had overseen various projects including numerous mergers and acquisitions and public offerings. In addition to his successful professional career, Mr. Kozich has distinguished himself in his community by serving on the Boards of various corporate and civic organizations, including The Day & Zimmermann Group, Inc., The Greater Philadelphia Chamber of Commerce and United Way.

         Carl Watts, Chairman, President and CEO of Tasty Baking Company said, "We are pleased to announce the election of Ron Kozich to the Company's Board of Directors. His management and leadership skills, coupled with his active role within the Philadelphia community, make Ron a welcome addition to our Board. His experience with Ernst & Young will be extremely valuable to the Audit Committee."

         Mr. Watts continued, "We would also like to sincerely thank Lee Everett for his work and service to the Company throughout the last 30 years as a member of our Board of Directors. Lee has been an invaluable member of our Board and we wish him well in his future endeavors."

         Tasty Baking Company is one of the largest independent baking companies in the United States, and is the leading snack cake provider of the Mid-Atlantic region. The Company operates three bakeries and two thrift stores in the Mid-Atlantic region, and distributes its products in 49 states under the Tastykake brand name.